Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Veeco Instruments, Inc. for the registration of convertible senior notes and to the incorporation by reference therein of our report dated February 24, 2015, with respect to the consolidated financial statements and schedule of Veeco Instruments Inc. as of December 31, 2014, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the years ended December 31, 2014 and 2013, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jericho, New York
January 10, 2017